UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WEST FRASER TIMBER CO. LTD.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

501 – 858 Beatty Street Vancouver, British Columbia, Canada	V6B 1C1
(Address of Principal Executive Offices)	(Zip Code)

UNITED STATES EMPLOYEE STOCK PURCHASE PLAN

OF

WEST FRASER TIMBER CO. LTD.

(Full title of the plan)

West Fraser, Inc.

1900 Exeter Road, Suite 105

Germantown, TN 38138

(Name and address of agent for service)

Tel: 901-620-4200

(Telephone number, including area code, of agent for service)

Copies of communications to:

Michael H. Taylor

McMillan LLP

Royal Centre, 1055 West Georgia Street, Suite 1500

Vancouver, BC, Canada V6E 4N7

Telephone: (604) 691-7410

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-25 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered (1)	Amount to be registered (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (4)	Amount of registration fee (5)
Common shares	1,800,000 shares	$69.13 per share	$124,434,000	$13,576

(1)

This Registration Statement covers common shares of our Company, without par value that may be purchased pursuant to options that may be granted to eligible United States employees of the participating subsidiaries of the Company under the United States Employee Stock Purchase Plan of the Company (the “U.S. ESPP”).

(2)

This registration statement shall also cover an indeterminable number of additional shares which may become issuable under the U.S. ESPP by reason of any stock dividend, stock split, re-capitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares.

(3)

The proposed maximum offering price per share of $69.13 has been calculated in accordance with Rule 457(c) of the United States Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of calculating the registration fee, and constitutes the average of the reported high and low sales price of the Common Shares of the Company on June 17, 2021 on the New York Stock Exchange.

(4)

The proposed maximum aggregate offering price has been calculated in accordance with Rule 457(h) under the Securities Act by multiplying (i) the maximum number of common shares issuable under the U.S. ESPP, by (ii) the maximum aggregate offering price calculated in accordance with Rule 457(c).

(5)	Calculated based on the SEC’s registration fee of $109.10 per million dollars.

EXPLANATORY NOTE

West Fraser Timber Co. Ltd. (“West Fraser”, the “Company” or the “Registrant”) is a corporation amalgamated and existing under the Business Corporations Act (British Columbia).

West Fraser’s Acquisition of Norbord

Pursuant to the arrangement agreement between West Fraser and Norbord Inc. (“Norbord”) dated November 18, 2020 (the “Arrangement Agreement”), West Fraser acquired all of the outstanding common shares of Norbord (the “Norbord Shares”) by way of an arrangement (the “Arrangement”) under Section 192 of the Canada Business Corporations Act, effective as of 3:01 a.m. Toronto time on February 1, 2021 (the “Effective Time”). Upon consummation of the Arrangement, shareholders of Norbord received 0.675 of one Common Share of West Fraser (in aggregate, the “West Fraser Shares”) for each Norbord Share held, and Norbord became a wholly-owned subsidiary of West Fraser. The West Fraser Shares issued in exchange for Norbord Shares under the Arrangement were exempt from registration under Section 3(a)(10) of the Securities Act of 1933, as amended (the “Securities Act”).

Succession Pursuant to Rule 12g-3(d)

West Fraser is a “successor issuer” to Norbord pursuant to Rule 12g-3(d) under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”). Norbord historically filed periodic reports under the Exchange Act with the SEC (SEC File No. 001-37694) as a result of its common shares being registered under Section 12(b) of the Exchange Act. West Fraser’s Common Shares are now deemed registered under Section 12(b) of the Exchange Act as a result of West Fraser being the successor issuer to Norbord. West Fraser is a “foreign private issuer” (as such term is defined in Rule 3b-4 under the Exchange Act), and filed a report on Form 6-K (using the EDGAR format type 8-K12B) (the “Initial Form 6-K”) with the United States Securities and Exchange Commission (the “SEC”) on February 1, 2021 pursuant to Rule 12g-3(f) under the Exchange Act upon the completion of its acquisition of Norbord. West Fraser is now required to file periodic reports with the SEC under the Exchange Act (SEC File No. 001-39974) in accordance with its successor issuer obligations.

Listing on Toronto Stock Exchange and New York Stock Exchange

West Fraser’s Common Shares are listed on the Toronto Stock Exchange (the “TSX”) and the New York Stock Exchange (“NYSE”) under the trading symbol “WFG”. West Fraser’s Common Shares commenced trading on February 1, 2021 following West Fraser’s acquisition of Norbord.

U.S. ESPP

This registration statement on Form S-8 relates to the registration under the Securities Act of Common Shares of West Fraser that may be purchased by eligible participants (the “Participants”) under West Fraser’s United States Employee Stock Purchase Plan effective July 1, 2021 (the “U.S. ESPP”).

PART I

INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in Part I will be sent or given to participants of the U.S. ESPP, as specified by Rule 428(b)(1) under the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, which are also incorporated by reference in the Section 10(a) prospectus, other documents required to be delivered to eligible participants pursuant to Rule 428(b) under the Securities Act, or additional information about the Plans, will be available without charge by contacting the Registrant, Attention: Investor Relations at Suite 501, 858 Beatty Street, Vancouver, British Columbia, Canada V6B 1C1, or by telephone at +1-416-777-4426.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the Commission pursuant to the Exchange Act are incorporated by reference in this Registration Statement:

(a)

Annual Information Form for the year ended December 31, 2020, dated as at February 11, 2021 (incorporated by reference to Exhibit 99.1 to the Registrant’s Form 6-K furnished to the Commission on February 12, 2021)

(b)

Audited consolidated financial statements for the years ended December 31, 2020 and 2019 together with the report of the independent auditor thereon (incorporated by reference to Exhibit 99.3 to the Registrant’s Form 6-K furnished to the Commission on February 12, 2021)

(c)	Management’s discussion and analysis for the year ended December 31, 2020 (incorporated by reference to Exhibit 99.2 to the Registrant’s Form 6-K furnished to the Commission on February 12, 2021)

(d)

Unaudited condensed consolidated interim financial statements as at March 31, 2021 and for the three months ended March 31, 2021 and 2020 (incorporated by reference to Exhibit 99.1 to the Registrant’s Form 6-K furnished to the Commission on May 6, 2021)

(e)	Management’s discussion and analysis for the three months ended March 31, 2021 (incorporated by reference to Exhibit 99.2 to the Registrant’s Form 6-K furnished to the Commission on May 6, 2021)

(f)

Material Change Report dated February 9, 2021 in connection with the completion of the Registrant’s acquisition of Norbord Inc. (incorporated by reference to Exhibit 99.1 to the Registrant’s Form 6-K furnished to the Commission on February 10, 2021)

(g)

Business acquisition report dated March 26, 2021 filed in connection with the Registrant’s acquisition of Norbord Inc. (incorporated by reference to Exhibit 99.1 to the Registrant’s Form 6-K furnished to the Commission on March 29, 2021)

(h)

Management information circular dated December 15, 2020 in connection with the special meeting of the shareholders of West Fraser held on January 19, 2021 at which the Company’s shareholders approved the acquisition of Norbord Inc., with the exception of Appendix A, Appendix B, Appendix C, Appendix E and Appendix F to the Acquisition Information Circular which are expressly excluded from incorporation by reference (incorporated by reference to Exhibit 99.53 to the Registrant’s Form S-8 filed with the Commission on February 2, 2021)

(i)

Management information circular dated March 8, 2021 distributed in connection with the annual meeting of shareholders of the Registrant held on April 20, 2021 (incorporated by reference to Exhibit 99.1 to the Registrant’s Form 6-K furnished to the Commission on March 17, 2021)

The material terms of, and the rights attaching to the Company’s Shares are described in its Annual Information Form dated February 11, 2021, under the heading Capital Structure – Share Capital.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

Any statement contained in an incorporated document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed incorporated document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

No expert or counsel named in this Registration Statement as having prepared or certified any part of this Registration Statement or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of such securities was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the Registrant, nor was any such person connected with us as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Item 6.	Indemnification of Directors and Officers.

Indemnification of Directors and Officers.

The Registrant is subject to the provisions of the Business Corporations Act (British Columbia) (the “BCBCA”) and the articles of the Registrant (the “Articles”) regarding indemnification of the Registrant’s directors and officers.

Indemnification under the BCBCA

Under Section 160(a) of the BCBCA, and subject to Section 163 of the BCBCA, the Registrant may indemnify any eligible party (as defined in the BCBCA) against all eligible penalties (as defined in the BCBCA) to which the eligible party is or may be liable. Section 160(b) of the BCBCA permits the Registrant to pay the expenses (as defined in the BCBCA) actually and reasonably incurred by an eligible party after the final disposition of the eligible proceeding (as defined in the BCBCA).

Under Section 159 of the BCBCA:

•	an “eligible party” means an individual who:

•	is or was a director or officer of the Registrant,

•	is or was a director or officer of another corporation (i) at a time when the corporation is or was an affiliate of the Registrant, or (ii) at the request of the Registrant, or

•	at the request of the Registrant, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

and includes, except in the definition of “eligible proceeding” and except in sections 163(1)(c) and (d) and 165 of the BCBCA, the heirs and personal or other legal representatives of that individual;

•	an “eligible penalty” is defined as a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding;

•

an “eligible proceeding” means a proceeding (as defined herein) in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Registrant or an associated corporation:

•	is or may be joined as a party, or

•	is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding;

•	“expenses” are defined to include costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of any proceeding; and

•	a “proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

Under Section 161 of the BCBCA, the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by the eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses, and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the BCBCA, the Registrant may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding; provided the Registrant must not make such payments unless it first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by Section 163, the eligible party will repay the amounts advanced.

Under Section 163 of the BCBCA, the Registrant must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable or pay the expenses of an eligible party in respect of that proceeding under Sections 160, 161 or 162 of the BCBCA, as the case may be, if any of the following circumstances apply:

•

if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the Registrant was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

•

if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the Registrant is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

•

if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the Registrant or the associated corporation, as the case may be; or

•

in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

Under Section 163(2) of the BCBCA, if an eligible proceeding is brought against an eligible party by or on behalf of the Registrant or by or on behalf of an associated corporation, the Registrant must not either indemnify the eligible party against eligible penalties to which the eligible party is or may be liable in respect of the proceeding, or, after the final disposition of an eligible proceeding, pay the expenses of the eligible party under Sections 160(b), 161 or 162 of the BCBCA in respect of the proceeding.

Under Section 164 of the BCBCA, despite any other provision of Division 5—Indemnification of Directors and Officers and Payment of Expenses under the BCBCA and whether or not payment of expenses or indemnification has been sought, authorized or declined under such Division, the Supreme Court of British Columbia may, on application of the Registrant or an eligible party, may:

•	order the Registrant to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

•	order the Registrant to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

•	order the enforcement of, or any payment under, an agreement of indemnification entered into by the Registrant;

•	order the Registrant to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under this section; or

•	make any other order the Court considers appropriate.

Indemnification under the Articles

Under Article 69 of the Articles, the Registrant will indemnify every person who is or was a director of the Registrant or is or was serving at the request of the Registrant as a director of another corporation of which the Registrant is or was a shareholder, and may to the extent that the board determines indemnify any person who is or was an officer, employee or agent of the Registrant or is or was serving at the request of the Registrant as the officer, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, and the heirs and personal representatives of any such person, against all costs, charges and expenses actually incurred by him or her, including an amount paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding whether brought by the Registrant, by such other corporation, partnership, joint venture, trust or other enterprise, or by any other person, and whether or not he or she is made a party by reason of his having so been or having so served as a director, officer, employee or agent, if

(a)	he or she acted honestly and in good faith with a view to the best interests of the Registrant or such other corporation, partnership, joint venture, trust or other enterprise, and

(b)	in the case of a criminal or administrative action or proceeding, he or she had reasonable grounds for believing that his conduct was lawful.

The Registrant may also indemnify any such person or any other person in such other circumstances and to such extent as the law allows.

Under Article 73 of the Articles, the Registrant may cause the Registrant to purchase and maintain insurance for the benefit of any person who is or may be entitled to indemnification under the Articles against any expense or liability from which he or she is or may be so entitled to be indemnified and may secure such right of indemnification by mortgage or other charge upon all or any part of the real and personal property of the Registrant, and any action taken by the board under Article 69 will not require approval or confirmation by the shareholders of the Registrant.

Indemnification under the Securities Act

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following is a complete list of exhibits filed as a part of this Registration Statement, which Exhibits are incorporated herein.

Exhibit Number	Description of Exhibit

4.1	United States Employee Stock Participation Plan of West Fraser Timber Co. Ltd. (1)

23.1	Consent of PricewaterhouseCoopers LLP (1)

23.2	Consent of KPMG LLP (1)

24.1	Power of Attorney (Included in Signature Page)

Notes:

(1)	Filed as an exhibit to this Registration Statement on Form S-8.

Item 9.	Undertakings.

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)

to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this registration statement; provided that any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)	to include any material information with respect to the plan of distribution.

provided, however, that paragraphs (a) and (b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 14(d) of the Exchange Act that are incorporated by reference into this registration statement.

2.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia on the 21st day of June, 2021.

WEST FRASER TIMBER CO. LTD.

By:

/s/ Raymond W. Ferris

Signature

Raymond W. Ferris
Name

President and Chief Executive Officer
Title

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Raymond W. Ferris as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Raymond W. Ferris Raymond W. Ferris	President and Chief Executive Officer (Principal Executive Officer) and a director	June 21, 2021

/s/ Christopher A. Virostek Christopher A. Virostek	Vice-President, Finance and Chief Financial Officer (Principal Financial Officer)	June 21, 2021

/s/ Henry H. Ketcham Henry H. Ketcham	Director	June 21, 2021

/s/ Gerald J. Miller Gerald J. Miller	Director	June 21, 2021

/s/ Ellis Ketcham Johnson Ellis Ketcham Johnson	Director	June 21, 2021

/s/ Reid E. Carter Reid E. Carter	Director	June 21, 2021

/s/ Gillian D. Winckler Gillian D. Winckler	Director	June 21, 2021

/s/ John N. Floren John N. Floren	Director	June 21, 2021

/s/ Brian G. Kenning Brian G. Kenning	Director	June 21, 2021

/s/ Colleen McMorrow Colleen McMorrow	Director	June 21, 2021

/s/ Marian Lawson Marian Lawson	Director	June 21, 2021

Signature	Title	Date

/s/ Robert L. Phillips Robert L. Phillips	Director	June 21, 2021

/s/ Janice G. Rennie Janice G. Rennie	Director	June 21, 2021

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the undersigned solely as the duly authorized representative of West Fraser Timber Co. Ltd. in the United States on the 21st day of June, 2021.

WEST FRASER, INC.

By:

/s/ Sean McLaren
Signature

Sean McLaren
Name

President
Title